Exhibit 99.1
AMERICAN REPROGRAPHICS COMPANY REPORTS RESULTS FOR FISCAL YEAR 2008
•	Annual Revenue: $701 million
•	Annual EPS Fully Diluted: $1.30*
•	Fourth Quarter Revenue: $154 million
•	Fourth Quarter EPS Fully Diluted: $0.14*
WALNUT CREEK, California (February 23, 2009) — American Reprographics Company (NYSE: ARP) (the “Company”), the nation’s leading provider of reprographic services and technology, today reported its financial results for the full year and fourth quarter ended December 31, 2008.
“The Company continues to perform well in light of the continuing economic deterioration,” said K. “Suri” Suriyakumar, Chairman, President and CEO. “Strong financial discipline combined with a healthy cash flow allows us to operate successfully during difficult economic circumstances like these. We finished the year with more than $127 million in cash flow from operations, a significant increase over our original internal target of $100 million.”
Mr. Suriyakumar continued, “Looking ahead, challenges remain given the state of the economy and the effects of a frail credit market on our customers. We continue to focus, however, on right sizing the Company for the current business environment, keeping the balance sheet healthy with strong cash flow generation, and driving sales hard to acquire greater market share. Being the dominant player in a fragmented industry certainly has its advantages during times like these. While we’ve trimmed our labor force by approximately 20% in 2008, our decentralized operating model allows us to downsize our production facilities without compromising service to our customers.”
Jonathan Mather, Chief Financial Officer, said, “The 25% increase in our cash flow from operations year over year is clear evidence of our ability to operate successfully in a down market. In a market where credit is so severely depressed, generating cash at this level gives us tremendous confidence in our ability to weather the current economic storm. During the last quarter of 2008 and in the early part of 2009, we’ve also aggressively reduced our production expenses and decreased SG&A. These changes and others have been accomplished quickly and we are already seeing them bear fruit.”
Revenue for the full year ended December 31, 2008 was $701 million, compared to $688.4 million for the full year ended December 31, 2007, a 1.8% increase year-over-year. The Company’s gross margin for the full year ended December 31, 2008 was 40.7%, compared to 41.7% for the full year ended December 31, 2007. Net income for 2008 was $59 million, or $1.30 per diluted share. Net income for 2007 was $69.1 million, or $1.51 per diluted share. Adjusted to exclude the previously-disclosed settlement of the Louis Frey litigation and the after-tax charge for early extinguishment of debt related to the Company’s refinancing activities in December 2007, net income for 2007 was $67.9 million, or $1.48 per diluted share. Net cash provided by operating activities in 2008 was $127.2 million, compared to $101.4 million in 2007.

Net revenue for the fourth quarter of 2008 was $154 million, compared to $174.1 million for the fourth quarter of 2007, a decrease of 11.6%. The Company’s gross margin for the fourth quarter of 2008 was 36.7%, compared to 41.2% for the same period in 2007. Net income for the fourth quarter of 2008 was $6.5 million, or $0.14 per diluted share, compared to net income for the fourth quarter of 2007 of $16.7 million, or $0.37 per diluted share. Adjusted to exclude the settlement of the Louis Frey litigation and the after-tax charge for early extinguishment of debt, both as noted above, net income for the fourth quarter of 2007 was $15.1 million, or $0.33 per diluted share.
Goodwill Impairment
The financial results for the fourth quarter and full year ended December 31, 2008 do not include a non-cash goodwill impairment charge that the Company has determined it will incur for the fourth quarter of fiscal year 2008. The Company currently estimates the impairment charge to be within a range of $27.6 million to $40.5 million. Due to the precipitous decline in the market, this non-cash impairment charge results from an interim test for impairment under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” prompted by a significant decline in the Company’s market capitalization during the fourth quarter of fiscal year 2008. The impairment charge will be reflected in the Company’s financial statements as of and for the fourth quarter and fiscal year ended December 31, 2008.
Outlook
“Given the current uncertainty of the construction market, attempting to forecast an annual revenue range with any accuracy is likely to be a futile effort,” said Mr. Suriyakumar. “Rather than foregoing the exercise entirely as many other companies have done, we have decided to offer an annual EPS forecast of $0.50 to $0.75 on a fully-diluted basis, and to project cash flow from operations in the range of $70 million to $90 million.”

*	Excludes effects of the expected non-cash goodwill impairment charge as noted above.

Teleconference and Webcast
American Reprographics Company will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company’s fourth quarter and full year 2008 and business outlook. The conference call can be accessed by dialing 201-689-8562.
A replay of this call will be available approximately one hour after the call for seven days following the call’s conclusion. To access the replay, dial 201-612- 7415. The account number to access the phone replay is 3055 and the conference ID number is 31048.
A Web archive will be made available at http://www.e-arc.com for approximately 90 days following the call’s conclusion.
About American Reprographics Company
American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction, or AEC, industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. American Reprographics Company provides its core services through its suite of reprographics technology products, a network of hundreds of locally-branded reprographics service centers across the U.S., and thousands of on-site installations at their customers’ locations. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 160,000 active customers.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions and estimates of management regarding future events and the future financial performance of the Company. Words such as “forecast,” “outlook,” “will,” and similar expressions identify forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Factors that could cause our actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the current downturn in the economy generally and in the architectural, engineering and construction industries specifically; competition in our industry and innovation by our competitors; our failure to anticipate and adapt to future changes in our industry; our failure to complete acquisitions, or failure to manage our acquisitions, including our inability to integrate and merge the business operations of the acquired companies or failure to retain key personnel and customers of acquired companies; our dependence on certain key vendors for equipment, maintenance services and supplies; damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers; and our failure to continue to develop and introduce new services successfully. The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect our future performance, please review our periodic filings with the U.S. Securities and Exchange Commission, and specifically the risk factors set forth in our most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts:

David Stickney	Joseph Villalta
VP of Corporate Communications	The Ruth Group
Phone: 925-949-5100	Phone: 646-536-7003
Email: dstickney@e-arc.com	Email:jvillalta@theruthgroup.com

American Reprographics Company
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$46,542	$24,802
Restricted cash	—	937
Accounts receivable, net	77,216	97,934
Inventories, net	11,097	11,233
Deferred income taxes	5,565	5,791
Prepaid expenses and other current assets	12,817	10,234

Total current assets	153,237	150,931

Property and equipment, net	89,712	84,634
Goodwill	401,667	382,519
Other intangible assets, net	85,967	86,349
Deferred financing costs, net	3,537	5,170
Deferred income taxes	11,875	10,710
Other assets	2,136	2,298

Total assets	$748,131	$722,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,171	$35,659
Accrued payroll and payroll-related expenses	13,587	19,293
Accrued expenses	24,916	22,030
Current portion of long-term debt and capital leases	59,193	69,254

Total current liabilities	122,867	146,236

Long-term debt and capital leases	301,847	321,013
Other long-term liabilities	13,318	3,711
Minority interest	6,121	—

Total liabilities	444,153	470,960

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized; zero and zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 45,674,810 and 45,561,773 shares issued and outstanding	46	46
Additional paid-in capital	85,278	81,153
Deferred stock-based compensation	(195)	(673)
Retained earnings	238,068	179,092
Accumulated other comprehensive income	(11,510)	(258)

	311,687	259,360
Less cost of common stock in treasury, 447,654 shares in 2008 and 2007	7,709	7,709

Total stockholders’ equity	303,978	251,651

Total liabilities and stockholders’ equity	$748,131	$722,611

American Reprographics Company
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Reprographics services	$108,900	$128,940	$518,062	$513,630
Facilities management	29,246	29,267	120,983	113,848
Equipment and supplies sales	15,872	15,939	61,942	60,876

Total net sales	154,018	174,146	700,987	688,354
Cost of sales	97,452	102,368	415,715	401,317

Gross profit	56,566	71,778	285,272	287,037
Selling, general and administrative expenses	36,907	37,902	154,728	143,811
Litigation reserve (gain)	—	(2,897)	—	(2,897)
Amortization of intangible assets	3,017	2,463	12,004	9,083

Income from operations	16,642	34,310	118,540	137,040
Other income, net	(218)	—	(517)	—
Interest expense, net	6,004	5,699	25,890	24,373
Loss on early extinguishment of debt	—	1,327	—	1,327

Income before minority interest and income tax provision	10,856	27,284	93,167	111,340
Minority interest	64	—	59	—
Income tax provision	4,257	10,547	34,132	42,203

Net income	$6,535	$16,737	$58,976	$69,137

Earnings per share:
Basic	$0.14	$0.37	$1.31	$1.52

Diluted	$0.14	$0.37	$1.30	$1.51

Weighted average common shares outstanding:
Basic	45,078,554	45,397,441	45,060,482	45,421,498
Diluted	45,353,789	45,715,483	45,398,086	45,829,010

American Reprographics Company
Non-GAAP Measures
Reconciliation of Net Income to EBIT and EBITDA
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net income	$6,535	$16,737	$58,976	$69,137
Interest expense, net	6,004	5,699	25,890	24,373
Loss on early extinguishment of debt	—	1,327	—	1,327
Income tax provision	4,257	10,547	34,132	42,203

EBIT	16,796	34,310	118,998	137,040
Depreciation and amortization	12,939	10,557	50,121	39,445

EBITDA	$29,735	$44,867	$169,119	$176,485

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Cash flows provided by operating activities	$31,931	$30,266	$127,194	$101,386
Changes in operating assets and liabilities	(12,070)	(959)	(4,165)	13,856
Non-cash (expenses) income, including depreciation and amortization	(13,326)	(12,570)	(64,053)	(46,105)
Income tax provision	4,257	10,547	34,132	42,203
Interest expense	6,004	5,699	25,890	24,373
Loss on early extinguishment of debt	—	1,327	—	1,327

EBIT	16,796	34,310	118,998	137,040
Depreciation and amortization	12,939	10,557	50,121	39,445

EBITDA	$29,735	$44,867	$169,119	$176,485

American Reprographics Company
Non-GAAP Measures
Reconciliation of Net Income to Adjusted Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net income	$6,535	$16,737	$58,976	$69,137
Litigation reserve	—	(2,898)	—	(2,898)
Interest expense due to litigation reserve	—	(1,029)	—	(417)
One time loss on early extinguishment of debt	—	1,327	—	1,327
Income tax impact	—	988	—	755

Unaudited adjusted net income	$6,535	$15,125	$58,976	$67,904

Earning Per Share (Actual):
Basic	$0.14	$0.37	$1.31	$1.52

Diluted	$0.14	$0.37	$1.30	$1.51

Earning Per Share (Adjusted):
Basic	$0.14	$0.33	$1.31	$1.49

Diluted	$0.14	$0.33	$1.30	$1.48

Weighted average common shares outstanding:
Basic	45,078,554	45,397,441	45,060,482	45,421,498
Diluted	45,353,789	45,715,483	45,398,086	45,829,010

Non-GAAP Measures
EBIT and EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. Amortization does not include $1.1 million and $0.9 million of stock based compensation expense, for the three months ended December 31, 2008 and 2007, respectively and $4.3 million and $3.5 million of stock based compensation expense, for the twelve months ended December 31, 2008 and 2007, respectively. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We present EBIT and EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except for debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, EBIT is the best measure of divisional profitability and the most useful metric by which to measure and compare the performance of our operating segments. We also use EBIT to measure performance for determining operating division-level compensation and use EBITDA to measure performance for determining consolidated-level compensation. We also use EBIT and EBITDA to evaluate potential acquisitions and to evaluate whether to incur capital expenditures.
EBIT, EBITDA and related ratios have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT and EBITDA only as supplements. For more information, see our consolidated financial statements and related notes elsewhere in this report.
We have presented adjusted net income and adjusted earnings per share for the three and twelve months ended December 31, 2007 to reflect the exclusion of the one-time litigation charge and corresponding gain on settlement related to the Louis Frey bankruptcy litigation and the loss on the early extinguishment of debt. This presentation facilitates a meaningful comparison of our operating results for the three and twelve months ended December 31, 2008 and 2007.

American Reprographics Company
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities
Net income	$58,976	$69,137
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	4,966	1,315
Depreciation	38,117	30,362
Amortization of intangible assets	12,004	9,083
Amortization of deferred financing costs	1,267	515
Minority interest	59	—
Stock-based compensation	4,289	3,469
Excess tax benefit related to stock options exercised	(102)	(1,563)
Deferred income taxes	3,424	5,318
Write-off of deferred financing costs	313	1,327
Litigation charge (gain)	—	(3,315)
Other noncash items, net	(284)	(406)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	21,556	(446)
Inventory	3,134	694
Prepaid expenses and other assets	(1,838)	44
Litigation settlement payment	—	(10,500)
Accounts payable and accrued expenses	(18,687)	(3,648)

Net cash provided by operating activities	127,194	101,386

Cash flows from investing activities
Capital expenditures	(9,033)	(8,303)
Payments for businesses acquired, net of cash acquired and including other cash payments associated with the acquisitions	(23,916)	(132,739)
Restricted cash	937	7,911
Other	1,205	443

Net cash used in investing activities	(30,807)	(132,688)

Cash flows from financing activities
Proceeds from stock option exercises	177	1,108
Proceeds from issuance of common stock under Employee Stock Purchase Plan	35	100
Treasury stock repurchase	—	(7,709)
Excess tax benefit related to stock options exercised	102	1,563
Proceeds from borrowings under debt agreements	—	325,000
Payments on long-term debt agreements and capital leases	(51,850)	(292,685)
Net (repayments) borrowings under revolving credit facility	(22,000)	22,000
Payment of loan fees	(726)	(5,024)

Net cash (used in) provided by financing activities	(74,262)	44,353

Effect of foreign currency translation on cash balances	(385)	109

Net change in cash and cash equivalents	21,740	13,160
Cash and cash equivalents at beginning of period	24,802	11,642

Cash and cash equivalents at end of period	$46,542	$24,802

Supplemental disclosure of cash flow information
Noncash investing and financing activities
Noncash transactions include the following:
Capital lease obligations incurred	$34,561	$35,263
Issuance of subordinated notes in connection with the acquisition of businesses	$10,411	$23,758
Accrued liabilities in connection with acquisition of businesses	$100	$570
Accrued liabilities in connection with deferred financing fees	$—	$663
Change in fair value of derivative, net of tax effects	$(9,262)	$(937)
Contribution from minority owner	$6,062	$—